Exhibit 99.1

Apergy Reports Third Quarter 2019 Results

•	Revenue of $278 million in Q3-19, down 9% sequentially

•	Net income of $14 million and adjusted net income of $21 million in Q3-19

•	Diluted EPS of $0.18 and adjusted diluted EPS of $0.27 in Q3-19

•	Adjusted EBITDA of $67 million in Q3-19, down 11% sequentially; adjusted EBITDA margin of 24%

•	Cash from operating activities of $64 million, free cash flow of $55 million, and free cash flow conversion ratio of 83% in Q3-19

•	Repaid $25 million of term loan debt in Q3-19, bringing total repaid to $120 million since May 2018

THE WOODLANDS, TX, October 23, 2019 - Apergy Corporation (“Apergy”) (NYSE: APY) today reported net income of $13.6 million in the third quarter of 2019, compared to net income of $25.3 million in the third quarter of 2018. Adjusted net income was $20.9 million in the third quarter of 2019, compared to adjusted net income of $28.6 million in the third quarter of 2018.

Diluted earnings per share was $0.18 in the third quarter of 2019. Adjusted diluted earnings per share, excluding restructuring, environmental, and spin-off activities, was $0.27 in the third quarter of 2019.

Revenue was $278.4 million in the third quarter of 2019, a decrease of $38.1 million, or 12%, compared to $316.5 million in the third quarter of 2018, and a decrease of $27.7 million, or 9%, compared to $306.1 million in the second quarter of 2019.

Adjusted EBITDA was $66.5 million in the third quarter of 2019, a decrease of $11.8 million, or 15%, compared to $78.4 million in the third quarter of 2018, and a decrease of $8.0 million, or 11%, compared to $74.6 million in the second quarter of 2019. Adjusted EBITDA margin was 23.9% in the third quarter of 2019.

Cash from operating activities was $64.1 million in the third quarter of 2019, compared to $34.3 million in the third quarter of 2018, and $39.4 million in the second quarter of 2019. The free cash flow conversion ratio from adjusted EBITDA was 83% in the third quarter of 2019, compared to 26% in the third quarter of 2018, and 35% in the second quarter of 2019. In the third quarter of 2019, Apergy used available cash to fund a technology acquisition and repay $25 million of term loan debt. Since the completion of the spin-off on May 9, 2018, Apergy has repaid $120 million of term loan debt.

	Three Months Ended			Variance
(dollars in thousands, except per share amounts)	Sep. 30, 2019	June 30, 2019	Sep. 30, 2018	Sequential	Year-over-year
Revenue	$278,381	$306,054	$316,468	(9)%	(12)%

Net income attributable to Apergy	$13,646	$23,779	$25,264	(43)%	(46)%
Diluted earnings per share attributable to Apergy	$0.18	$0.31	$0.33	(42)%	(45)%

Adjusted net income attributable to Apergy	$20,872	$26,800	$28,592	(22)%	(27)%
Adjusted diluted earnings per share attributable to Apergy	$0.27	$0.35	$0.37	(23)%	(27)%

Adjusted EBITDA	$66,538	$74,553	$78,385	(11)%	(15)%
Adjusted EBITDA margin	23.9%	24.4%	24.8%	(50) bps	(90) bps

Net cash provided by operating activities	$64,089	$39,391	$34,318	$24,698	$29,771
Capital expenditures	$8,901	$12,970	$13,945	$(4,069)	$(5,044)

“As the quarter progressed, U.S. onshore activity deteriorated more than anticipated, resulting in lower than expected operational results in the third quarter,” said Sivasankaran “Soma” Somasundaram, President and Chief Executive Officer. “While both of our segments were impacted by slowing U.S. activity, Drilling Technologies experienced a steeper than expected decline driven by the sharp decrease in the U.S. rig count, as well as the related destocking of polycrystalline diamond cutter inventories by our customers. The aggressive destocking by our drill bit customers had an estimated impact of $12 million on Drilling Technologies third quarter revenue. International markets continue to remain positive and our revenues outside of North America were up 13% in the quarter compared to the year ago period. Although total company revenue declined, our proactive cost management actions and continuous productivity initiatives enabled us to post a strong adjusted EBITDA margin performance of 24% in the quarter reflecting our margin resiliency.

“In addition, during the third quarter we generated robust free cash flow of $55 million representing a free cash flow conversion ratio of 83%, which highlights one of the many strengths of our portfolio. Consistent with our capital allocation priorities, we also funded a strategic technology acquisition and repaid $25 million of term loan debt. Since our spin-off we have repaid $120 million of debt, and we remain committed to further deleveraging our balance sheet.

“For the fourth quarter of 2019, we expect continued weakness in U.S. onshore activity driven by traditionally lower seasonal activity, as well as our E&P customers’ budget exhaustion and capital discipline, which we expect will result in a sequential decrease in revenue and adjusted EBITDA for Apergy. We expect the U.S. rig count to further decline in the fourth quarter extending the destocking by our drill bit customers as they continue to adjust to lower drilling activity and adhere to capital discipline. In addition to the softening drilling activity, built into our fourth quarter outlook is an incremental sequential revenue impact of $5 million from destocking by our drill bit customers. We view the destocking as a temporary phenomenon during periods of meaningful decline in the rig count. Given the short cycle nature of our portfolio and continued destocking in the fourth quarter, visibility continues to remain challenging; therefore, we will provide an update to our fourth quarter outlook in early December.

“For the remainder of the year, we intend to build on our solid cash generation capabilities, and we are increasing our expected a free cash flow conversion ratio to 45% to 50% for full year 2019. We do expect business activity levels to sequentially improve from current levels as we enter 2020, driven by new budgets and restocking by our drill bit customers as they prepare for the increased activity levels.

“We continue to remain focused on the factors under our control, including our productivity and share gain initiatives, as well as aligning our cost structure to meet the current market needs. To this end, so far we have taken actions to reduce our cost structure resulting in an annualized benefit of approximately $20 million, and we will continue to evaluate and execute further actions moving forward. We feel confident that we will continue to deliver “top box” performance driven by our margin resiliency and free cash flow generation.”

	Three Months Ended			Variance
(dollars in thousands)	Sep. 30, 2019	June 30, 2019	Sep. 30, 2018	Sequential	Year-over-year
Production & Automation Technologies
Revenue	$223,503	$235,703	$241,214	(5)%	(7)%
Operating profit	$21,819	$20,919	$24,175	4%	(10)%
Operating profit margin	9.8%	8.9%	10.0%	90 bps	(20) bps
Adjusted segment EBITDA	$53,353	$51,743	$51,441	3%	4%
Adjusted segment EBITDA margin	23.9%	22.0%	21.3%	190 bps	260 bps

Drilling Technologies
Revenue	$54,878	$70,351	$75,254	(22)%	(27)%
Operating profit	$13,796	$24,251	$26,209	(43)%	(47)%
Operating profit margin	25.1%	34.5%	34.8%	(940) bps	(970) bps
Adjusted segment EBITDA	$16,566	$26,577	$28,926	(38)%	(43)%
Adjusted segment EBITDA margin	30.2%	37.8%	38.4%	(760) bps	(820) bps

Production & Automation Technologies

In the third quarter of 2019, Production & Automation Technologies revenue decreased $12.2 million, or 5%, sequentially, driven by lower customer spending for both artificial lift products and other production equipment. Segment operating profit increased $0.9 million, or 4%, and adjusted segment EBITDA increased $1.6 million, or 3%, sequentially, due to strong cost reduction actions and higher than expected productivity in the quarter.

On a year-over-year basis, Production & Automation Technologies revenue decreased $17.7 million, or 7%, due to lower artificial lift revenue in North America, partially offset by higher international and digital revenue. Segment operating profit decreased $2.4 million, or 10%, and adjusted segment EBITDA increased $1.9 million, or 4%, due to strong cost discipline and higher than expected productivity in the quarter.

Revenue from digital products was $34.5 million in the third quarter of 2019, an increase of $0.2 million, compared to $34.3 million in the second quarter of 2019, and an increase of $3.2 million, or 10%, compared to $31.2 million in the third quarter of 2018.

Drilling Technologies

In the third quarter of 2019, Drilling Technologies revenue decreased by $15.5 million, or 22%, sequentially, driven by the decline in U.S. drilling activity and customer destocking of polycrystalline diamond cutter inventories, as well as the push-out of diamond bearings orders due to capital discipline by our oilfield services customers. Sequentially, the average worldwide and U.S. rig counts declined 1% and 7%, respectively. Segment operating profit decreased $10.5 million and adjusted segment EBITDA decreased by $10.0 million, or 38%, due to the lower volumes.

On a year-over-year basis, Drilling Technologies revenue decreased $20.4 million, or 27%, due to lower U.S. drilling activity and customer destocking of polycrystalline diamond cutter inventories, as well as the push-out of diamond bearings orders due to capital discipline by our oilfield services customers. Year-over-year, the average worldwide and U.S. rig counts declined 7% and 12%, respectively. Year-over-year, segment operating profit decreased $12.4 million, or 47%, and adjusted segment EBITDA decreased by $12.4 million, or 43%, as a result of the lower volume.

Q4-19 Guidance

Apergy is providing guidance for Q4-19 as follows:

Three Months Ended December 31, 2019
Consolidated revenue	$255 to $270 million
Adjusted EBITDA	$53 to $63 million
Depreciation & amortization expense	~$30 million
Interest expense	~$9 million
Effective tax rate	22% to 24%

For full year 2019, we expect our capital expenditures to be:

•	Infrastructure related capital expenditures equal to 2.5% of revenue; plus

•	Capital expenditure portion for leased ESP investment between $10 and $15 million

For full year 2019, we expect investment in leased assets in the net cash from operating activities section of our consolidated statement of cash flows to be between $40 and $45 million.

Other Business Updates

•
Generated our first revenue from ESP installations in the U.S. with one of the major International Oil Companies (IOCs). Expect additional installations with this customer in the fourth quarter of 2019.

•	Made a strategic investment in Apex Metalúrgica, an Argentinian-based start-up manufacturer of sucker rods, to advance Apergy’s growth in South America.

•	Closed on a strategic acquisition of a digital technology which strengthens our artificial lift portfolio.

•	Norriseal-Wellmark introduced an integrated chemical injection package which combines a pump, controller, and tank onto a single skid which supports enhanced customer productivity.

•	Twenty-two patents were issued to Drilling Technologies in the third quarter of 2019.

Conference Call Details

Apergy Corporation will host a conference call on Thursday, October 24, 2019, to discuss its third quarter 2019 financial results. The call will begin at 10:00 a.m. Eastern Time. Presentation materials that supplement the conference call are available on Apergy’s website at www.investors.apergy.com.

To listen to the call via a live webcast, please visit Apergy’s website at www.apergy.com. The call will also be available by dialing 1-888-424-8151 in the United States and Canada or 1-847-585-4422 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Apergy conference call number 6597 102.

A replay of the conference call will be available on Apergy’s website. Also, a replay may be accessed by dialing 1-888-843-7419 in the United States and Canada, or 1-630-652-3042 for international calls. The access code is 6597 102#.

###

Basis of Presentation

For periods prior to May 9, 2018 (the “Separation”), our results of operations, financial position and cash flows are derived from the consolidated financial statements and accounting records of Dover Corporation (“Dover”) and reflect the combined historical results of operations, financial position and cash flows of certain Dover entities conducting its upstream oil and gas energy business within Dover’s Energy segment, including an allocated portion of Dover’s corporate costs. Our financial statements have been presented as if such businesses had been combined for all periods prior to the Separation. These pre-Separation combined financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone public company during the periods presented prior to the Separation, and consequently may not reflect our results of operations, financial position and cash flows had we been a stand-alone public company during the periods presented prior to the Separation. All financial information presented after the Separation represents the consolidated results of operations, financial position and cash flows of Apergy.

About Non-GAAP Measures

This news release presents information about Apergy’s adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to Apergy, adjusted diluted earnings per share attributable to Apergy, free cash flow, and free cash flow conversion ratio which are non-GAAP financial measures made available as a supplement, and not an alternative, to the results provided in accordance with generally accepted accounting principles in the United States of America (“GAAP”). See Reconciliations of GAAP to Non-GAAP Financial Measures included in the accompanying financial tables for the reconciliation of each non-GAAP financial measure to its most directly comparable financial measure in accordance with GAAP.

Adjusted EBITDA and adjusted segment EBITDA are defined as, or as a result of, net income excluding income taxes, interest income and expense, depreciation and amortization expense, separation and supplemental benefit costs associated with the spinoff from Dover Corporation, royalty expense incurred only prior to the spinoff, environmental costs, and restructuring and other related charges. Adjusted EBITDA margin and adjusted segment EBITDA margin are defined as adjusted EBITDA and adjusted segment EBITDA, respectively, divided by revenue.

Adjusted net income attributable to Apergy and adjusted diluted earnings per share attributable to Apergy are defined as net income attributable to Apergy and earnings per share attributable to Apergy, respectively, excluding separation and supplemental benefit costs associated with the spinoff from Dover Corporation, royalty expense incurred only prior to the spinoff, environmental costs, and restructuring and other related charges.

Adjusted working capital is defined as accounts receivable, plus inventory, less accounts payable. We believe adjusted working capital provides a meaningful measure of our operational results by showing changes caused by revenue or our operational initiatives.

Free cash flow is defined as cash provided by operating activities minus capital expenditures. Free cash flow conversion ratio is defined as free cash flow divided by adjusted EBITDA.

References to net income, diluted earnings per share, adjusted net income and adjusted diluted earnings per share are exclusive of our non-controlling interest.

This news release also contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA and free cash flow conversion ratio. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as net income and cash from operating activities. Accordingly, we are unable to present a quantitative reconciliation of such forward looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant. Management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Apergy’s overall financial performance.

These non-GAAP financial measures are included to help facilitate comparisons of Apergy’s operating performance across periods by excluding items that do not reflect the core operating results of our businesses. As such, Apergy’s management believes making available non-GAAP financial measures as a supplemental measurement to investors is useful because it allows investors to evaluate Apergy's performance using the same methodology and information used by Apergy management.

About Apergy

Apergy is a leading provider of highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. Apergy's products provide efficient functioning throughout the lifecycle of a well - from drilling to completion to production. Apergy’s Production & Automation Technologies offerings consist of artificial lift equipment and solutions, including rod pumping systems, electric submersible pump systems, progressive cavity pumps and drive systems and plunger lifts, as well as a full automation and digital offering consisting of equipment and software for Industrial Internet of Things (“IIoT”) solutions for downhole monitoring, wellsite productivity enhancement, and asset integrity management. Apergy’s Drilling Technologies offering provides market leading polycrystalline diamond cutters and bearings that result in cost effective and efficient drilling. To learn more about Apergy, visit our website at http://www.apergy.com.

Forward-Looking Statements

This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, Apergy's market position and growth opportunities.  Forward-looking statements include, but are not limited to, statements related to Apergy’s expectations regarding the performance of the business, financial results, liquidity and capital resources of Apergy, the effects of competition, and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, tax and regulatory matters; and changes in economic, competitive, strategic, technological, regulatory or other factors that affect the operation of Apergy's businesses. You are encouraged to refer to the documents that Apergy files from time to time with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” in Apergy’s Annual Report on Form 10-K for the year ended December 31, 2018, and in Apergy’s other filings with the SEC, for a discussion of these and other risks and uncertainties. Readers are cautioned not to place undue reliance on Apergy’s forward-looking statements. Forward-looking statements speak only as of the day they are made and Apergy undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: David Skipper
david.skipper@apergy.com
713-230-8031

Media Contact: John Breed
john.breed@apergy.com
281-403-5751

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	September 30,
(in thousands, except per share amounts)	2019	2019	2018	2019	2018
Revenue	$278,381	$306,054	$316,468	$886,126	$905,444
Cost of goods and services	182,373	196,285	202,734	574,800	594,416
Gross profit	96,008	109,769	113,734	311,326	311,028
Selling, general and administrative expense	68,813	66,642	69,206	200,790	194,374
Interest expense, net	9,537	10,057	10,584	30,068	16,813
Other (income) expense, net	(310)	2,676	725	3,468	3,917
Income before income taxes	17,968	30,394	33,219	77,000	95,924
Provision for income taxes	4,128	6,544	7,723	16,741	24,159
Net income	13,840	23,850	25,496	60,259	71,765
Net income attributable to noncontrolling interest	194	71	232	547	295
Net income attributable to Apergy	$13,646	$23,779	$25,264	$59,712	$71,470

Earnings per share attributable to Apergy:
Basic	$0.18	$0.31	$0.33	$0.77	$0.92
Diluted	$0.18	$0.31	$0.33	$0.77	$0.92

Weighted-average shares outstanding:
Basic	77,460	77,425	77,340	77,416	77,340
Diluted	77,573	77,632	77,569	77,615	77,742

APERGY CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	September 30,
(in thousands)	2019	2019	2018	2019	2018
Segment revenue:
Production & Automation Technologies	$223,503	$235,703	$241,214	$683,362	$695,717
Drilling Technologies	54,878	70,351	75,254	202,764	209,727
Total revenue	$278,381	$306,054	$316,468	$886,126	$905,444

Income before income taxes:
Segment operating profit:
Production & Automation Technologies	$21,819	$20,919	$24,175	$58,901	$57,272
Drilling Technologies	13,796	24,251	26,209	64,853	71,738
Total segment operating profit	35,615	45,170	50,384	123,754	129,010
Corporate expense and other (1)	8,110	4,719	6,581	16,686	16,273
Interest expense, net	9,537	10,057	10,584	30,068	16,813
Income before income taxes	$17,968	$30,394	$33,219	$77,000	$95,924

Bookings:
Production & Automation Technologies	$228,632	$227,405	$241,729	$675,502	$708,124
Book-to-bill ratio (2)	1.02	0.96	1.00	0.99	1.02
Drilling Technologies	$49,337	$64,401	$75,834	$192,324	$215,468
Book-to-bill ratio (2)	0.90	0.92	1.01	0.95	1.03
_______________________

(1)
Corporate expense and other includes costs not directly attributable to our reporting segments such as corporate executive management and other administrative functions, costs related to our separation from Dover Corporation and the results attributable to our noncontrolling interest.

(2)	The book-to-bill ratio compares the dollar value of orders received (bookings) relative to revenue realized during the period.

APERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$40,627	$41,832
Receivables, net	236,381	249,948
Inventories, net	222,246	218,319
Prepaid expenses and other current assets	33,878	20,211
Total current assets	533,132	530,310

Property, plant and equipment, net	251,242	244,328
Goodwill	910,693	904,985
Intangible assets, net	251,411	283,688
Other non-current assets	29,627	8,445
Total assets	1,976,105	1,971,756

Liabilities
Accounts payable	114,185	131,058
Other current liabilities	92,268	70,937
Total current liabilities	206,453	201,995

Long-term debt	588,580	666,108
Other long-term liabilities	135,845	122,126
Equity
Apergy Corporation stockholders’ equity	1,042,222	979,069
Noncontrolling interest	3,005	2,458
Total liabilities and equity	$1,976,105	$1,971,756

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2019	2018
Cash provided (required) by operating activities:
Net income	$60,259	$71,765
Depreciation	51,116	52,814
Amortization	38,504	38,863
Receivables	12,218	(79,533)
Inventories	8,823	(21,149)
Accounts payable	(15,532)	27,776
Leased assets	(36,502)	(33,331)
Other	4,504	35,826
Net cash provided by operating activities	123,390	93,031

Cash provided (required) by investing activities:
Capital expenditures	(31,589)	(42,883)
Acquisition	(12,500)	—
Proceeds from sale of fixed assets	2,954	970
Payment on sale of business	(2,194)	—
Purchase price adjustments on acquisition	—	53
Net cash required by investing activities	(43,329)	(41,860)

Cash provided (required) by financing activities:
Issuances of debt, net of discounts	36,500	713,963
Payment of debt issue costs	—	(16,006)
Repayment of long-term debt	(111,500)	(20,000)
Distributions to Dover Corporation, net	—	(728,857)
Other	(5,949)	(5,894)
Net cash required by financing activities	(80,949)	(56,794)

Effect of exchange rate changes on cash and cash equivalents	(317)	(75)

Net decrease in cash and cash equivalents	(1,205)	(5,698)
Cash and cash equivalents at beginning of period	41,832	23,712
Cash and cash equivalents at end of period	$40,627	$18,014

APERGY CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	September 30,
(in thousands)	2019	2019	2018	2019	2018
Net income attributable to Apergy	$13,646	$23,779	$25,264	$59,712	$71,470
Pre-tax adjustments:
Separation and supplemental benefit costs (1)	4,439	827	4,403	6,046	9,540
Royalty expense (2)	—	—	—	—	2,277
Restructuring and other related charges (3)	2,720	3,135	(39)	8,497	2,473
Environmental costs	1,988	—	—	1,988	—
Acquisition transaction costs (4)	330	—	—	330	—
Tax impact of adjustments (5)	(2,251)	(941)	(1,036)	(4,005)	(1,650)
Adjusted net income attributable to Apergy	20,872	26,800	28,592	72,568	84,110
Tax impact of adjustments (5)	2,251	941	1,036	4,005	1,650
Net income attributable to noncontrolling interest	194	71	232	547	295
Depreciation and amortization	29,556	30,140	30,218	89,620	91,677
Provision for income taxes	4,128	6,544	7,723	16,741	24,159
Interest expense, net	9,537	10,057	10,584	30,068	16,813
Adjusted EBITDA	$66,538	$74,553	$78,385	$213,549	$218,704

Diluted earnings per share attributable to Apergy:
Reported	$0.18	$0.31	$0.33	$0.77	$0.92
Adjusted	$0.27	$0.35	$0.37	$0.93	$1.08
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020. Includes $3.4 million of tax indemnification expense during the three and nine months ended September 30, 2019 pursuant to the provisions of the tax matters agreement with Dover Corporation.

(2)	Patents and other intangible assets related to our business were conveyed by Dover Corporation to Apergy on April 1, 2018. No royalty charges were incurred after March 31, 2018.

(3)
Includes a $2.5 million loss during the three and nine months ended June 30, 2019 and September 30, 2019, respectively, related to the disposal of our pressure vessel manufacturing business in our Production & Automation Technologies segment. Includes a $1.7 million impairment during the nine months ended September 30, 2019 related to our pressure vessel manufacturing business.

(4)	Acquisition transaction costs include compensation for post business combination services which are expected to be incurred through the end of January 2021.

(5)
We generally tax effect adjustments using a combined federal and state statutory income tax rate of approximately 24 percent. Includes tax expense of $1.7 million during the nine months ended September 30, 2018, associated with capital gains related to certain reorganizations of our subsidiaries as part of the Separation from Dover Corporation.

	Three months ended
	September 30, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$223,503	$54,878	$—	$278,381

Operating profit (loss) / income before income taxes, as reported	$21,819	$13,796	$(17,647)	$17,968
Depreciation and amortization	27,185	2,244	127	29,556
Separation and supplemental benefit costs (1)	—	—	4,439	4,439
Restructuring and other related charges	2,194	526	—	2,720
Environmental costs	1,988	—	—	1,988
Acquisition transaction costs (2)	167	—	163	330
Interest expense, net	—	—	9,537	9,537
Adjusted EBITDA	$53,353	$16,566	$(3,381)	$66,538

Operating profit margin, as reported	9.8%	25.1%		6.5%
Adjusted EBITDA margin	23.9%	30.2%		23.9%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020. Includes $3.4 million of tax indemnification expense pursuant to the provisions of the tax matters agreement with Dover Corporation.

(2)	Acquisition transaction costs include compensation for post business combination services which are expected to be incurred through the end of January 2021.

	Three months ended
	June 30, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$235,703	$70,351	$—	$306,054

Operating profit (loss) / income before income taxes, as reported	$20,919	$24,251	$(14,776)	$30,394
Depreciation and amortization	27,689	2,326	125	30,140
Separation and supplemental benefit costs (1)	—	—	827	827
Restructuring and other related charges (2)	3,135	—	—	3,135
Interest expense, net	—	—	10,057	10,057
Adjusted EBITDA	$51,743	$26,577	$(3,767)	$74,553

Operating profit margin, as reported	8.9%	34.5%		9.9%
Adjusted EBITDA margin	22.0%	37.8%		24.4%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2)	Includes a $2.5 million loss on disposal of our pressure vessel manufacturing business.

	Three months ended
	September 30, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$241,214	$75,254	$—	$316,468

Operating profit (loss) / income before income taxes, as reported	$24,175	$26,209	$(17,165)	$33,219
Depreciation and amortization	27,305	2,717	196	30,218
Separation and supplemental benefit costs (1)	—	—	4,403	4,403
Restructuring and other related charges	(39)	—	—	(39)
Interest expense, net	—	—	10,584	10,584
Adjusted EBITDA	$51,441	$28,926	$(1,982)	$78,385

Operating profit margin, as reported	10.0%	34.8%		10.5%
Adjusted EBITDA margin	21.3%	38.4%		24.8%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

	Nine Months Ended
	September 30, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$683,362	$202,764	$—	$886,126

Operating profit (loss) / income before income taxes, as reported	$58,901	$64,853	$(46,754)	$77,000
Depreciation and amortization	82,167	7,079	374	89,620
Separation and supplemental benefit costs (1)	—	—	6,046	6,046
Restructuring and other related charges (2)	7,971	526	—	8,497
Environmental costs	1,988	—	—	1,988
Acquisition transaction costs (3)	167	—	163	330
Interest expense, net	—	—	30,068	30,068
Adjusted EBITDA	$151,194	$72,458	$(10,103)	$213,549

Operating profit margin, as reported	8.6%	32.0%		8.7%
Adjusted EBITDA margin	22.1%	35.7%		24.1%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020. Includes $3.4 million of tax indemnification expense pursuant to the provisions of the tax matters agreement with Dover Corporation.

(2)	Includes a $2.5 million loss on disposal and $1.7 million impairment of our pressure vessel manufacturing business.

(3)	Acquisition transaction costs include compensation for post business combination services which are expected to be incurred through the end of January 2021.

	Nine Months Ended
	September 30, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$695,717	$209,727	$—	$905,444

Operating profit (loss) / income before income taxes, as reported	$57,272	$71,738	$(33,086)	$95,924
Depreciation and amortization	83,006	8,379	292	91,677
Separation and supplemental benefit costs (1)	—	—	9,540	9,540
Royalty expense (2)	2,277	—	—	2,277
Restructuring and other related charges	2,473	—	—	2,473
Interest expense, net	—	—	16,813	16,813
Adjusted EBITDA	$145,028	$80,117	$(6,441)	$218,704

Operating profit margin, as reported	8.2%	34.2%		10.6%
Adjusted EBITDA margin	20.8%	38.2%		24.2%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2) Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

Adjusted Working Capital

(in thousands)	September 30, 2019	December 31, 2018
Receivables, net	$236,381	$249,948
Inventories, net	222,246	218,319
Accounts payable	(114,185)	(131,058)
Adjusted working capital	$344,442	$337,209

Free Cash Flow

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	September 30,
(in thousands)	2019	2019	2018	2019	2018
Free Cash Flow
Cash provided by operating activities	$64,089	$39,391	$34,318	$123,390	$93,031
Less: Capital expenditures	(8,901)	(12,970)	(13,945)	(31,589)	(42,883)
Free cash flow	$55,188	$26,421	$20,373	$91,801	$50,148

Free Cash Flow Conversion Ratio
Free cash flow	$55,188	$26,421	$20,373	$91,801	$50,148
Adjusted EBITDA	66,538	74,553	78,385	213,549	218,704

Free cash flow conversion ratio	83%	35%	26%	43%	23%